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                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)  December 18, 1995

                               VERNITRON CORPORATION
               (Exact name of registrant as specified in its charter)

         DELAWARE                      0-16182                  11-1962029
(State or other jurisdiction)       (Commission)              (IRS Employer
                                                          Identification Number)

645 MADISON AVENUE
NEW YORK, NY                                               10022
(Address of principal executive offices)                   (Zip Code)

                                   (212) 593-7900
              Registrant's telephone number, including area code

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ITEM 5. OTHER EVENTS:

   Press release, dated December 18, 1995 attached as Exhibit A hereto, is incorporated wherein by reference.

SIGNATURES:

   Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              VERNITRON CORPORATION
                                                  (REGISTRANT)

Date: December 22, 1995                    By /s/ ELLIOT N. KONOPKO
                                                  ELLIOT N. KONOPKO
                                           VICE PRESIDENT, GENERAL COUNSEL
                                                     AND SECRETARY

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                                                                    EXHIBIT A

                                                        FOR IMMEDIATE RELEASE

CONTACT:

Elliot Konopko
Vernitron Corporation
(212) 593-7900

                  VERNITRON CORPORATION SIGNS LETTER OF INTENT
                       TO ACQUIRE PRECISION AEROTECH, INC.

   New York, New York, December 18, 1995 -- Vernitron Corporation (NASDAQ:
VRNT; VRNTP) announced today that it has signed a letter of intent to acquire Precision Aerotech, Inc., a leading manufacturer of high performance laser scanners. Precision Aerotech designs, manufactures and markets laser scanners, precision metal optics, high performance air bearings and precision machined parts sold predominantly in commercial markets. For its fiscal year ended April 30, 1995, Precision Aerotech reported sales of approximately $36 million. The acquisition of Precision Aerotech will give Vernitron access to key technologies used in the design and manufacture of high performance laser scanners which will enable it to increase its penetration of the rapidly growing high-end commercial scanning market and broaden its product offerings. Vernitron Corporation designs, manufactures and sells a broad range of motion control, interconnect and specialty ball bearing products for use in high performance control applications.

   The combination of the two companies will create a vertically integrated manufacturer of high performance laser scanners. Vernitron stated it expects that this unique capability will lead to more rapid product enhancements and introductions and offer customers of high performance laser scanners a superior product.

   The letter of intent contemplates the payment of $5 per share in cash for each outstanding share of common stock of Precision Aerotech and the repayment of Precision Aerotech's debt. It is expected that the purchase will require approximately $19 million in cash, all of which Vernitron expects will be financed with additional borrowings. Completion of the transaction is subject to the signing of a definitive agreement and the satisfaction of customary conditions, including receipt of all necessary financing by Vernitron. The acquisition is expected to close in the first quarter of 1996.